SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                  FORM 8-K

                                Current Report


                                September 7, 2004
                                ----------------
             (Date of Report - Date of Earliest Event Reported)

                                   33-02035-A
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                            (Commission File Number)

                           RAM Venture Holdings Corp.
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              (Exact name of Registrant as specified in its charter)

           Florida                               59-2508470
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(State or other jurisdiction of                (IRS Employer
 incorporation or organization)             Identification No.)



     5310 South Shackleford Road, Suite D, Little Rock, Arkansas 72204
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                  (Address of Principal Executive Offices)

                              (501) 228-5590
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                     (Registrant's Telephone Number)


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           (Former Name, Former Address and Former Fiscal Year,
                      if changed since last report)



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Item 2.	Acquisition or Disposition of Assets
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Earlier this year the Company entered into a definitive contract to acquire all of the assets of Hodgman, Inc. used and useful in its sporting goods and accessories business, including relative intellectual property, inventories, tangible personal property, accounts receivable, contracts, good will and going concern value. The purchase price in the transaction is approximately $13,800,000, subject to closing adjustments based upon a final calculation of the net purchased assets and Hodgman's final closing balance sheet.

In June the Registrant also acquired an option to purchase substantially all of the assets of Mack's Sport Shop LLP, an Arkansas limited liability partnership and Mack's Prairie Wings (collectively "Mack's") used and useful in Mack's outdoors activities businesses, Mack's Sport Shop and Mack's Prairie Wings. The assets involved include current assets, cash, cash equivalents and tangible and intangible property comprised of inventories, customer lists, marks, trademarks and other intellectual property; but do not include the business location real property or a certain private clubhouse located on other real property which shall both remain Mack's property. The exercise/purchase price for the assets to be acquired is approximately $8,500,000 and the Registrant's assumption of Mack's liabilities, including trade and bartered liabilities, to be determined prior to the Registrant's exercise of its option.

Both of the businesses planned to be acquired will easily meet the Company's "Best-of-Brands" philosophy and will represent a significant step in the implementation of our outdoors industry holding company business plan.

We expected to close both acquisition transactions at or shortly after mid-year, with proceeds of a private placement equity financing that we undertook in June. We intended to place securities by the Company itself, by and through its officers and directors, and without the underwriting services of an investment banker private placement agent.

That approach was overoptimistic. We were only able to secure minimal proceeds, more than two months into the undertaking. We were also unable to interest registered brokers in participating upon the terms and conditions we offered in connection with use of their services.

Since we continue to be dependent upon the realization and receipt of gross proceeds from an equity financing to close both of the planned acquisitions, we were unable to advance the acquisition transactions and determined that the needed equity financing must be undertaken by and through an investment banking firm and that more than likely, ultimately, the needed private placement will require significant modification.



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We were adversely affected by our inability to raise the necessary financing proceeds ourselves. We were able to negotiate an extension of closing date with Hodgman and we are continuing negotiation with Mack's for an extension of the time for closing that acquisition transaction. There is no assurance that we will be able to reach an extension agreement with Mack's or that we will be able to comply with its terms and conditions.

We have concluded an agreement with Hodgman to extend the acquisition closing date to November 30, 2004 in exchange for a non-refundable advance payment of a portion of the purchase price in the amount of $250,000.

On September 6, 2004, we entered into an agreement for the engagement of Sterne, Agee & Leach, Inc. of Birmingham, Alabama as our exclusive placement agent for private placement of up to $20,000,000 of our restricted common stock upon terms and conditions to be determined and further agreed upon with and upon completion of respective due diligence and consequent analysis of applicable market conditions and parameters.


We are convinced that we will be able to raise the needed funds with the professional assistance of Sterne, Agee & Leach, Inc., a veteran investment banking firm as managing placement agent for the offering.

We continue to be committed to the proposition that our assets acquisition transactions with Hodgman, Inc. and Mack's Sport Shop, LLP and Mack's Prairie Wings will comprise milestone steps in our "Best-of-Brands" business plan.





                               SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                RAM VENTURE HOLDINGS CORP.



Dated: September 8, 2004        BY: /s/Jeff Harris
                                   -------------------------
                                   Jeff Harris, President



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